Exhibit 23.2

Consent of Independent Public Accountants

We consent to the incorporation by reference in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Aldabra Acquisition Corporation dated December 26, 2006 of our report dated January 16, 2006, on our audit of the financial statements of Amboy Aggregates (A Joint Venture) as of December 31, 2005 and 2004 and for the three years in the period ended December 31, 2005 and contained in Registration Statement No. 333-136861 of Aldabra Acquisition Corporation on Form S-4 under the Securities Act of 1933.

/s/ J.H. Cohn LLP

Roseland, New Jersey
December 21, 2006